Exhibit 99.2

VULCAN MATERIALS AND FLORIDA ROCK ANNOUNCE
PRELIMINARY RESULTS OF CONSIDERATION ELECTIONS BY
FLORIDA ROCK SHAREHOLDERS
Birmingham, AL, and Jacksonville, FL — November 15, 2007 — Vulcan Materials Company (NYSE: VMC) and Florida Rock Industries, Inc. (NYSE: FRK) announced today the preliminary results of the elections made by Florida Rock shareholders as to the form of merger consideration they wish to receive in the acquisition of Florida Rock by Vulcan Materials. The parties anticipate that the transaction, which remains subject to the satisfaction of closing conditions, will close on November 16, 2007.
The consideration elections are subject to proration so that, in the aggregate, 70% of the Florida Rock shares outstanding immediately prior to the closing of the transaction will be converted into the right to receive $67 in cash per share, without interest, and 30% of the Florida Rock shares outstanding immediately prior to the closing of the transaction will be converted into the right to receive 0.63 of a share of common stock of Virginia Holdco, Inc., which will be the parent of both Vulcan Materials and Florida Rock and be renamed “Vulcan Materials Company” following the closing of the transaction.
Of the approximately 66,692,551 shares of Florida Rock common stock outstanding as of the election deadline of 5:00 p.m. Eastern Standard Time on November 14, 2007, based on available information, valid elections were made with respect to 54,234,131 shares delivered to the exchange agent, The Bank of New York (81.3% of the outstanding shares), of which:
•	47,207,744 shares (70.8% of the outstanding shares) validly elected to receive cash consideration; and

•	7,026,386 shares (10.5% of the outstanding shares) validly elected to receive stock consideration.
In addition, purported elections were made with respect to approximately 15,028,258 undelivered shares pursuant to the notice of guaranteed delivery procedure, which requires the delivery of Florida Rock share certificates representing such shares (or a confirmation evidencing the book-entry transfer of such shares) to the exchange agent by 5:00 p.m. Eastern Standard Time on November 19, 2007. If the exchange agent does not receive the required certificates or confirmation by this guaranteed delivery deadline, the Florida Rock shares subject to such election will be treated as shares for which a valid election was not made. Over 99% of these purported elections using the notice of guaranteed delivery procedure were for cash consideration. Vulcan and Florida Rock believe that an indeterminate number of shares which utilized the notice of guaranteed delivery procedure were not validly elected (representing purported elections with respect to at least approximately 2,569,838 shares). Because the exchange agent will not be able to calculate the exact number of valid elections which utilized the notice of guaranteed delivery procedure until after the guarantee deadline, final proration information cannot be provided until after that deadline.
However, based on the information above:
•	Florida Rock shareholders who made valid elections to receive stock consideration will receive stock consideration for 100% of their stock election shares;

•	Florida Rock shareholders who did not make valid elections will receive stock consideration for 100% of their shares; and

•	Florida Rock shareholders who made valid elections to receive cash consideration will receive stock consideration for a percentage of their shares, which percentage will be finalized once the exchange agent determines the number of valid elections made using the notice of guaranteed delivery procedure.
The final results of the consideration elections, including the consideration to be received by Florida Rock shareholders, are expected to be announced on or about November 21, 2007.
Pursuant to the Agreement and Plan of Merger, dated as of February 19, 2007, as amended April 9, 2007, by and among Vulcan Materials, Florida Rock, Virginia Holdco, Inc., Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc., fractional shares of Virginia Holdco will not be issued. In lieu thereof, Florida Rock shareholders will receive cash based on the closing price of Vulcan Materials stock on the last trading day prior to the closing of the transaction, which is expected to be November 15, 2007.
About Vulcan Materials
Vulcan Materials Company, a member of the S&P 500 index, is the nation’s foremost producer of construction aggregates and a major producer of other construction materials. For additional information about Vulcan Materials Company, see www.vulcanmaterials.com. Documents and other information related to the transaction can be found at www.vulcanfloridarock.com.
About Florida Rock
Florida Rock Industries, Inc. is one of the nation’s leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.
Cautionary Statement Regarding Forward-Looking Statements
Certain matters discussed in this document, including expectations regarding future performance of Florida Rock and Vulcan Materials, contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions, and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; pricing; weather and other natural phenomena; energy costs; cost of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received by Vulcan Materials under the 5CP earn-out contained in the agreement for the divestiture of Vulcan Materials’ Chemicals business; the ability to manage and successfully integrate acquisitions; risks and uncertainties related to the proposed transaction with Florida Rock Industries, Inc. (Florida Rock) including the ability to successfully integrate the operations of Florida Rock and to achieve the anticipated cost savings and operational synergies following the closing of the proposed transaction with Florida Rock; and other assumptions, risks and uncertainties detailed from time to time in either company’s SEC reports, including each company’s report on Form 10-K for the year. There can be no assurance that the transaction described above will be consummated. Forward-looking statements speak only as of the date hereof, and each company assumes no obligation to update such statements.
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Contact:

Vulcan Materials	Florida Rock	Sard Verbinnen & Co
Mark Warren/David Donaldson	John Milton	Susan Burns/Maggie Pisacane
205-298-3220	904-355-1781, x 258	212-687-8080